Exhibit 10.1
Certain identified information in this document has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

THIRD PROGRAM OUTLINE
POS Product
This Third Program Outline entered into and effective on October 28, 2022 (the “Third Program Effective Date”), is made pursuant to, and is a part of, that certain Customer Installment Program Agreement between Shopify Inc., a Canadian corporation (“Shopify”) and Affirm, Inc., a Delaware corporation (“Affirm”) with an effective date of July 16, 2020, as amended (the “Agreement”). To the extent applicable and not otherwise expressly contradicted herein, the terms of the Agreement shall apply mutatis mutandis to the Customer Installment Program (as described below). All capitalized terms not defined in this Program Outline shall take their respective meanings as set forth in the Agreement.
This Third Program Outline describes the Customer Installment Program to be incorporated into the Agreement.
IN WITNESS WHEREOF, the Parties have caused this Third Program Outline to be duly executed by their authorized representatives below.

Affirm, Inc.	Shopify Inc.
Signature: /s/ Scott Williams	Signature: /s/ Amy Shapero
Printed Name: Scott Williams	Printed Name: Amy Shapero
Title: VP of Strategic Partnerships	Title: Chief Financial Officer
Date: 10/28/22	Date: 10/28/22

1)Program Description. The Program will be offered only in the United States and its territories further outlined in the Merchant Agreement. The Financial Product associated with the Program (the “POS Product”) shall enable Merchants to offer Buyers a Shopify-native installments solution for in person purchases (the “POS Product”). The POS Product will allow the Merchant to offer all other Financial Products set forth in any other Program Outline, in store.
2)Product Construct. For purposes of the POS Product only, and in addition to (i) Section 2 of the First Program Outline dated July 16, 2020 (Low AOV Product) (as amended, the “Low AOV Program Outline”) and (ii) Section 2 of the Second Program outline dated May 6, 2022 (High AOV Product) (as amended, the “High AOV Program Outline”), the Parties have agreed to the following as the minimum requirements necessary for the “Product Construct” for the POS Product. To the extent that there are any changes to the POS Product the Parties will mutually agree to such changes (email sufficient).
a)Onboarding and Signup.
i)[***]
b)Merchant Training. Affirm will create, host, maintain and Shopify will make available to Merchants the minimum training necessary for compliance with all Applicable Laws in connection with the POS Product (“POS Merchant Training”). The POS Merchant

Exhibit 10.1
Training will be an online module that is easily accessible for Merchants, including their employees. Shopify shall have the right to review the POS Merchant Training for marketing, branding or other purposes and request updates, which Affirm (i) if related to marketing and branding, shall make, unless doing so would violate Applicable Laws or bank partner requirements and (ii) will consider in good faith all other requests.
3)Launch. This Program Outline will only be applicable for the Alpha Phase (as defined below). The Parties will enter into an amendment prior to the Beta Phase that will set forth any additional requirements for the Beta Phase and the GA Phase, which will include any additional minimum requirements for the “Product Construct”. The Parties will launch the POS Product on the Platform in three (3) phases: (i) Alpha Phase: with a certain number of Eligible Merchants to be mutually agreed upon by the Parties not to exceed [***] Eligible Merchants (“Alpha Phase”), and launched by the Launch Date; (ii) Beta Phase, promptly following the Alpha Phase on a mutually agreed upon date by the Parties with a certain number of Eligible Merchants to be mutually agreed upon by the Parties (the “Beta Phase”); and (iii) GA Phase: promptly following the Beta Phase on a mutually agreed upon date by the Parties (the “GA Phase”). Prior to the launch of the POS Product with each potential Eligible Merchant, Shopify will notify Merchants that the POS Product is available and provide any updates to the Merchant Agreement to all Merchants, which shall be substantially in the form attached hereto as Exhibit A, between Affirm and such Merchant (each, a “Merchant Agreement”).
4)Fraud. Shopify and Affirm will mutually agree on the tools or data necessary to launch the Alpha Phase (email sufficient). The Parties will work together and sign an amendment setting forth the requirements for the Beta Phase and GA Phase, as applicable.
5)Merchant Engagement, Marketing.
a)With respect to Merchant engagement and marketing, Shopify agrees to: (i) consult with Affirm on its plan for engagement with potential Eligible Merchants; (ii) to use commercially reasonable efforts to launch the POS Product with all potential Eligible Merchants on the Platform during the GA Phase; (iii) to use commercially reasonable efforts to configure the Platform such that all Eligible Merchants will have the option, by default, to offer the Financial Product to Customer; (iv) work with Affirm in good faith to develop a marketing plan for the Program; and (v) work with Affirm in good faith to drive repeat purchases for the program.
6)Merchant Fees and Payout.
a)Merchant Fees. During the Alpha Phase, each Eligible Merchant that makes the POS Product available shall pay Merchant Fees to Affirm associated with the Financial Product being offered as set forth in Addendum A-2 of the Low AOV Program Outline and Section 1 of Addendum A-1 of the High AOV Program Outline, as applicable, and in accordance with their applicable Merchant Agreement (“Merchant Fees”). The tiers of Merchant Fees that may be offered to a Merchant are set forth in the tables in the Exhibits in the Program Outline of the applicable Financial Product. For instance, the tiers of Merchant Fees for High AOV are set forth in the High AOV Program. The Parties will work together and sign an amendment setting forth the fees for the Beta Phase and GA Phase, as applicable.
b)Payouts to Eligible Merchants. Affirm and/or its Affiliates shall disburse funds in connection with this Program Outline to each Eligible Merchant in accordance with the disbursement requirements associated with the Financial Product being offered as set forth in the Low AOV Program Outline or the High AOV Program Outline, as

Exhibit 10.1
applicable, and as stated in the applicable Merchant Agreement. For instance, if a Merchant is offering Low AOV via the POS Product, then the Payouts to Eligible Merchants will be as set forth in the Low AOV Program Outline. Affirm and/or its Affiliates shall disburse funds in connection with the Program to each Eligible Merchant in accordance with this Section 6(b) and as stated in the applicable Merchant Agreement.
7)Shopify Fees and Payout.
a)Shopify Fees. During the Alpha Phase, Affirm shall pay to Shopify a fee (“Shopify Fee”) equal to the fee associated with the Financial Product being offered to the applicable Eligible Merchant as set forth in Addendum A-2 of the Low AOV Program Outline and Section 1 of Addendum A-1 of the High AOV Program Outline as applicable. The tiers of Merchant Fees and associated Shopify Fee are set forth in the tables in the Exhibits in the Program Outline of the applicable Financial Product. For instance, the Shopify Fee for the High AOV Product offered via the POS Product, are as set forth in the High AOV Program Outline. The Parties will work together and sign an amendment setting forth the fees for the Beta Phase and GA Phase, as applicable.
b)Payouts to Shopify. Payouts to Shopify shall be as set forth in the applicable Program Outline associated with the Financial Product being offered through the POS Product.
c)Payment Processing: Payment processing shall be as set forth in the applicable Program Outline associated with the Financial Product being offered.
8)Customer Installment Program Delay. The Parties will use reasonable efforts to launch the Alpha Phase of the POS Product no later than a date mutually agreed to by the Parties (the “Launch Date”).
9)Merchant Underwriting and AML/OFAC Screening. Merchant underwriting and AML/OFAC screening shall be conducted in accordance with the Financial Product being offered as set forth in the Low AOV Program Outline or the High AOV Program Outline, as applicable. The Parties will work together and sign an amendment setting forth any additional requirements for the Beta Phase and GA Phase, as applicable.
10)Reports. Affirm shall include a section related to the POS Product in the Reports it delivers to Shopify in accordance with any other Program Outline; provided, that Shopify will provide Affirm with necessary information in order for Affirm to identify transactions completed through the POS Product. The details necessary for any Reports that are related to the POS Product will be mutually agreed to between the Parties.
11)Program Modifications. To the extent Shopify requests a modification of the POS Product that requires development beyond that contemplated by this Agreement, the Parties will review the incremental cost of any such development. If the Parties agree to such modification, the incremental costs will be shared equally between the Parties unless the Parties mutually agreed to a different allocation of costs.

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